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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF COOLEY GODWARD LLP]

December 6, 1999

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 110
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc. (the "Company") of a Form S-8 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 2,549,830 shares of the Company's Common Stock, $.01 par value (the "Shares"), for issuance pursuant to (i) the Company's 1997 Equity Incentive Plan (the "Plan") (ii) the Company's Discretionary Contribution Plan (the "Contribution Plan") or (iii) upon exercise of a stock option agreement granted outside the Plan dated April 30, 1999 between the Company and Mr. Richard Hollis (the "Agreement").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plan, the Discretionary Plan, the Agreement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended and restated, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Agreement, the Plan or the Contribution Plan, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



Thomas A. Coll